MAXIM TEP

Technology Enhanced Production

AFFIDAVIT

The undersigned, being duly sworn, deposes and says:

1. I am [DEBORAH SARGEANT] of Maxim TEP, Inc., a Texas corporation (the "Company").

2. On July 14, 2008, the Company mailed a notice of a special meeting of the shareholders of the Company, to be held on July 25, 2008, and proxy statement to each Company shareholder of record as of June 30, 2008.

3. A form of the notice and proxy statement mailed to each such shareholder of the Company regarding the special meeting of the shareholders is attached hereto as Exhibit A.

IN WITNESS WHEREOF, this Affidavit is executed as of the 14th day of July, 2008.

By: [signature]
Name: DEBORAH SARGEANT
Title: CONTROller

MAXIM TEP, INC.
9400 GROGAN'S MILL ROAD, SUITE 205 ◆ THE WOODLANDS, TX 77380 USA
PHONE: 281. 466.1530 FAX: 281.466.1531 ◆ www.maximtep.com
"*Technology Enhanced Production*"